EXHIBIT 4.2

DESCRIPTION OF GRAND CANYON EDUCATION, INC.’S COMMON STOCK

Grand Canyon Education, Inc. (“GCE,” “we,” “our,” or “us”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary. This summary is subject to the General Corporation Law of the State of Delaware (the “DGCL”) and the complete text of our amended and restated certificate of incorporation (our  “charter”) and third amended and restated bylaws (our “bylaws”) filed as exhibits to our Annual Report on Form 10-K. We encourage you to read the applicable portion of the DGCL and those documents carefully.

Authorized Shares of Capital Stock

Our charter authorizes  100,000,000 shares of common stock, $0.01 par value per share.

Voting Rights

Holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders, including the election of directors. Common stockholders do not have cumulative voting rights in the election of directors. Accordingly, in an uncontested election, holders of a majority of the voting shares are able to elect all of the directors.

Dividends

Subject to the prior rights of holders of preferred stock, for as long as such stock is outstanding, the holders of common stock are entitled to receive ratably any dividends when and as declared from time to time by our Board of Directors out of funds legally available for dividends.

Liquidation

Upon a liquidation or dissolution of our company, whether voluntary or involuntary, holders of our common stock will be entitled to the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future. The rights, preferences and privileges that may be granted to holders of our preferred stock, were we to issue such preferred stock, could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. Our issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation.

Fully Paid and Nonassessable

All outstanding shares of our common stock are fully paid and non-assessable.

Choice of Forum

Our bylaws provide that the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of a fiduciary duty owed by any of our directors or officers to GCE or to GCE’s stockholders, any action asserting a claim against us arising pursuant to any provision of the DGCL, our charter or our bylaws, or any action asserting a claim against us governed by the internal affairs doctrine. Although our bylaws contain the choice of forum provision described above, it is possible that a court could find that such a provision is inapplicable for a particular claim or action or that such provision is unenforceable.

Anti-Takeover Effects of Charter and Bylaw Provisions

Our charter and bylaws include a number of provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Blank Check Preferred Stock. Our charter provides for 10,000,000 authorized shares of preferred stock. The existence of authorized but unissued shares of preferred stock may enable our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

No Written Consent of Stockholders. Our charter provides that all stockholder actions are required to be taken by a vote of the stockholders at an annual or special meeting, and that stockholders may not take any action by written consent in lieu of a meeting.

Meetings of Stockholders. Our bylaws provide that only a majority of the members of our Board of Directors then in office may call special meetings of stockholders and only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders. Our bylaws limit the business that may be conducted at an annual meeting of stockholders to those matters properly brought before the meeting.

Advance Notice Requirements. Our bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of our stockholders. Generally, stockholder proposals must be received not less than 90 days nor more than 120 days prior to the first anniversary date of the annual meeting for the preceding year.

Board Composition and Election of Directors. Our bylaws provide that the Board of Directors shall fix the number of directors from time to time pursuant to a resolution adopted by a majority of the total number of then authorized directors (whether or not any vacancies in the previously authorized directorships exist at the time such resolution is to be adopted). Our bylaws provide that each director will be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares represented and entitled to vote at a meeting of the stockholders for the election of directors at which a quorum is present, voting together as a single class. If a director then serving on the Board of Directors does not receive the required majority, the director would be required to tender his or her resignation to the Board of Directors.  The Nominating and Corporate Governance Committee or other committee that may be designated by the Board of Directors, would then make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken and the Board of Directors would act on such committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days after the date of the certification of the election results.

Removal of Directors and Filling Vacancies. Our bylaws provide that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all the outstanding shares of capital stock entitled to vote generally in the election of directors voting together as a single class. Furthermore, any vacancy on our Board of Directors, however occurring, including a vacancy resulting from an increase in the size of our board, may only be filled by the affirmative vote of a majority of our directors then in office even if less than a quorum.

Amendment to Bylaws and Charter. As required by the DGCL, any amendment of our charter must first be approved by a majority of our Board of Directors and, if required by law or our charter, thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment, and a majority of the outstanding shares of each class entitled to vote thereon as a class, except that the amendment of the provisions relating to stockholder action, directors, limitation of liability and the amendment of our bylaws and charter must be approved by no less than 66 and 2/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class. Our bylaws may be amended by the affirmative vote of a majority vote of the directors then in office, subject to any limitations set forth in the bylaws; and may also be amended by the affirmative vote of at least 66 and 2/3 percent of the voting power of all of the shares of capital stock issued and outstanding and entitled to vote generally in any election of directors, voting together as a single class.

Section 203 of the Delaware General Corporate Law

Section 203 of the DGCL prohibits persons deemed “interested stockholders” from engaging in a “business combination” with a publicly-held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock and a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of our common stock.

Limitations of Director Liability and Indemnification Directors, Officers and Employees

As permitted by the DGCL, provisions in our charter and bylaws limit or eliminate the personal liability of our directors. Consequently, directors will not be personally liable to us or our stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our stockholders,  any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law,  any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions, or any transaction from which the director derived an improper personal benefit.

In addition, our bylaws provide that we will indemnify our directors, officers and, in the discretion of our Board of Directors, certain employees, to the fullest extent permitted by the DGCL, subject to limited exceptions, including an exception for indemnification in connection with a proceeding (or counterclaim) initiated by such persons.  our bylaws also provide that we will advance expenses, including attorneys’ fees, to our directors and, in the discretion of our Board of Directors, certain officers and employees, in connection with legal proceedings, subject to limited exceptions.

We  have entered into indemnification agreements with each of our executive officers and directors. These agreements provide that, subject to limited exceptions and among other things, we will indemnify each of our executive officers and directors to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which a right to indemnification is available.

We maintain general liability insurance that covers certain liabilities of our directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons who control GCE, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

These provisions may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Stock Exchange Listing

Our common stock is listed on the Nasdaq Global Market under the symbol “LOPE.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.

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